UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 6, 2009

Buckhead Community Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

000-53197	58-2265980
(Commission File Number)	(IRS Employer Identification No.)

415 East Paces Ferry Road, Atlanta, Georgia	30305
(Address of Principal Executive Offices)	(Zip Code)

(404) 504-2557

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Buckhead Community Bancorp, Inc. (the “Company”) has provided notice to each of U.S. Bank, National Association, and Wells Fargo Bank, National Association, the trustees (each a “Trustee,” and, collectively, the “Trustees”), respectively, of the Company’s Floating Rate Junior Subordinated Deferrable Interest Debentures, due 2034 (“Buckhead Trust I”), and Junior Subordinated Debt Securities, due July 7, 2036 (“Buckhead Trust II”), that, as of March 6, 2009, the Company will be exercising its right to defer interest payments for each of the Interest Payment Dates of March 31, 2009, as to the Buckhead Trust I, and April 7, 2009, as to the Buckhead Trust II to December 31, 2009 and January 7, 2010, respectively. The Company has the ability under each of the trust indentures to defer interest payments for up to twenty consecutive quarterly periods (five years), so long as the Company is not in default, as respectively defined therein, with the continuation of ongoing, appropriate notice to the relevant Trustee. Interest compounds during the period that the interest deferrals have been elected. In addition, among other restrictions, during the period that an interest deferral has been elected under either of the trusts, the Company is precluded from repurchasing shares of common stock and from paying dividends on its outstanding common stock or on preferred stock or debt that may be junior to the issue of junior subordinated debt as to which a deferral has been elected.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BUCKHEAD COMMUNITY BANCORP, INC.

Dated: March 6, 2009	By:	/s/ Dawn Kinard
	Name:	Dawn Kinard
	Title:	Chief Financial Officer